UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 8, 2014

Wesco Aircraft Holdings, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35253	20-5441563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24911 Avenue Stanford

Valencia, California 91355

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (661) 775-7200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 8, 2014, the Compensation Committee of the Board of Directors (the “Board”) of Wesco Aircraft Holdings, Inc. (the “Company”) authorized a plan pursuant to which the Company or its subsidiary would enter into an Executive Severance Agreement (collectively, the “Agreements”) in an approved form with each of the Company’s executive officers.  The Agreements are intended to standardize the severance practices and entitlements for Company executives and replace and supersede any prior agreements to the extent they provide entitlements to severance payments or benefits in the event of an involuntary termination of employment.

The Agreements provide that, upon the termination of the executive’s employment without cause or the resignation of employment by the executive for good reason (each a “Qualifying Termination”), the executive will be entitled to, subject to the executive signing and not revoking a general release of claims, (1)  severance payments equal to one times annual base salary (three times annual base salary for the Chief Executive Officer); (2) a pro-rated bonus for the year of termination (based on actual Company performance for the year); (3) if applicable, continued use of the Company-owned or leased automobile, and reimbursement of operating and maintenance expenses, for six months after the termination date; and (4) monthly payments of an amount equal to the COBRA premium required to continue group medical, dental and vision coverage for 12 months after the termination date (36 months for the Chief Executive Officer).

If a Qualifying Termination occurs within two years after a change in control of the Company, the Agreements provide that the executive will be entitled to, in lieu of the amounts above, (1) severance payments equal to two times (three times for the Chief Executive Officer) the sum of annual base salary plus target annual bonus amount; (2) if applicable, continued use of the Company-owned or leased automobile, and reimbursement of operating and maintenance expenses, for six months after the termination date; and (3) monthly payments of an amount equal to the COBRA premium required to continue group medical, dental and vision coverage for 24 months after the termination date (36 months for the Chief Executive Officer).  In addition, if a Qualifying Termination occurs within two years after a change in control of the Company, the Agreements provide that all unvested equity or equity-based awards will fully vest, provided that, unless a provision more favorable to the executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions will only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

The foregoing amounts are in addition to the payment of all earned but unpaid base salary through the termination date and other vested benefits to which the executive is entitled under the Company’s benefit plans and arrangements.

The Agreements contain non-disparagement and assignment of inventions provisions for the benefit of the Company and prohibit the executives from soliciting the Company’s employees for a period of two years following the termination of the executive’s employment.

The Agreements have an initial term of three years, subject to automatic extension for successive one-year periods thereafter unless the Company delivers notice of non-renewal to the executive at least 90 days before the end of the then-current term.  If a change in control occurs, the term is automatically extended until the two-year anniversary of the change-in-control date.  In addition, if a Qualifying Termination occurs, the term is automatically extended as necessary to allow each party’s rights and obligations under the Agreement to be fully satisfied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2014	WESCO AIRCRAFT HOLDINGS, INC.

	By:	/s/ Gregory A. Hann
Gregory A. Hann
Executive Vice President and Chief Financial Officer